PRESS RELEASE

Community Bancorp Prices Public Offering of 2,295,652 Shares at $23.00 Per Share

LAS VEGAS – (Business Wire) – December 9, 2004 – Community Bancorp (NASDAQ:CBON) today announced the pricing of its initial public registered offering of 2,295,652 shares of its common stock at $23.00 per share. The shares of common stock were comprised of 1,495,652 shares from Community Bancorp and 800,000 shares from selling shareholders. The company has also granted the underwriters an over allotment option to acquire an additional 344,348 shares.

The underwritten offering was managed by Keefe, Bruyette & Woods, Inc. and D.A. Davidson & Co. Shares of Community Bancorp common stock are scheduled to begin trading Friday, December 10th, on the NASDAQ National Market under the symbol “CBON.”

Community Bancorp is the holding company for Community Bank of Nevada, a Nevada chartered bank headquartered in Las Vegas.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of such state.

Copies of the prospectus relating to this offering may be obtained from Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, NY 10019, Attention: Syndicate Department.

Contact:

Community Bancorp
Edward Jamison, 702-878-0700